EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into this 31st day of July, 2006 by and between Kiwa Bio-tech Products Group Corp., a Delaware corporation having its principal place of business at 415 West Foothill Blvd, Suite 206 Claremont, California 91711-2766 and Li Wei, an individual, whose address is 6 Hao Lou, #1805, Dao Xiang Yuan, Hai Dian Qu, Beijing, China ("Executive"), with reference to the following facts:
                                 R E C I T A L S

WHEREAS, Company is primarily engaged in the business of developing, manufacturing, distributing and marketing innovative, cost-effective and environmentally safe bio-technological products for the agricultural, stockbreeding, natural resources and environmental protection markets, primarily in China; and

WHEREAS, Company desires to employ Executive and to ensure the continued availability to Company of Executive's services, and Executive desires to accept such employment from Company and render such services, all in accordance with and subject to the terms and conditions herein set forth; NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, Company and Executive do hereby agree as follows:

                                A G R E E M E N T

1.       TERM OF EMPLOYMENT

         1.01. SPECIFIED TERM. Company employs Executive, and Executive accepts employment with Company, for a period of 3 years beginning on January 1, 2006, and ending on December 31, 2008.

         1.02. EARLIER TERMINATION. This Agreement may be terminated earlier as hereinafter provided.

         1.03. CONTINUING EFFECT. Notwithstanding any termination of this Agreement except for termination under Sections 8.01 and 8.02, at the end of the Term or otherwise, the provisions of Sections 2.04(b) and 2.07 shall remain in full force and effect and the provisions of Section 2.07shall be binding upon the legal representatives, successors and assigns of the Executive.

         1.04. "EMPLOYMENT TERM" DEFINED. "Employment term" refers to the entire period of employment of Executive by Company, whether for the periods provided above, or whether terminated earlier as hereinafter provided or extended by mutual Agreement between Company and Executive.


                                     1 of 11

2.       DUTIES AND OBLIGATIONS OF EXECUTIVE.

         2.01. GENERAL DUTIES. Executive shall serve as the President and Chief Executive Officer (CEO) of Kiwa Bio-tech Products Group, Corp. ("Kiwa Bio-tech"). In his capacity as President and CEO of Kiwa Bio-tech, Executive shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of Company, including the hiring and firing of all employees and officers of Company, subject at all times to the policies set by Company's Board of Directors, and to the consent of the Board when required by the terms of this Agreement.

         2.02. MATTERS REQUIRING CONSENT OF BOARD OF DIRECTORS. Executive shall not, without specific approval of Company's Board of Directors, do or contract to do any of the following:

               (a) Borrow on behalf of Company in each transaction an amount in excess of $ 500,000;

               (b) Permit any customer of Company to become indebted to Company in an amount in excess of $500,000;

               (c) Purchase capital equipment for amounts in excess of the amounts budgeted for expenditure by the Board of Directors;

               (d) Sell any single capital asset of Company having a market value in excess of $ 300,000 or a total of capital assets during a fiscal year having a market value in excess of $ 1,00,000; and

               (e) Commit Company to the expenditure of more than $200,000 in the development and sale of new products or services.

         2.03. DEVOTION TO COMPANY'S BUSINESS.

               (a) Executive shall devote his entire productive time, ability, and attention to the business of Company during the term of this Agreement. (b) Executive shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of Company's Board of Directors. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required under this Agreement and shall not require the prior written consent of Company's Board of Directors.

               (c) This Agreement shall not prohibit Executive from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this Agreement. However, Executive shall not directly or indirectly acquire, hold, or retain any interest in any business competing with or similar in nature to the business of Company.

                                    2 of 11
Kiwa Bio-tech
Employment Agreement
President and CEO

         2.04. COMPETITIVE ACTIVITIES.

               (a) During the term of this Agreement Executive shall not, directly or indirectly, either as an Executive, Company, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of Company.

               (b) Executive agrees that during the term of this Agreement and for a period of one year after termination of this Agreement, Executive shall not directly or indirectly solicit, hire, recruit, or encourage any other Executive of Company to leave Company.

         2.05. UNIQUENESS OF EXECUTIVE'S SERVICES. Executive represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Executive therefore expressly agrees that Company, in addition to any other rights or remedies that Company may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by Executive.

         2.06. INDEMNIFICATION FOR NEGLIGENCE OR MISCONDUCT. Executive shall indemnify and hold Company harmless from all liability for loss, damage, or injury to persons or property resulting from the negligence or misconduct of Executive.

         2.07.    TRADE SECRETS.

               (a) The parties acknowledge and agree that during the term of this Agreement and in the course of the discharge of his duties hereunder, Executive shall have access to and become acquainted with financial, personnel, sales, scientific, technical and other information regarding formulas, patterns, compilations, programs, devices, methods, techniques, operations, plans and processes that are owned by Company, actually or potentially used in the operation of Company's business, or obtained from third parties under an Agreement of confidentiality, and that such information constitutes Company's "trade secrets."

               (b) Executive specifically agrees that he shall not misuse, misappropriate, or disclose in writing, orally or by electronic means, any trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this Agreement or at any other time thereafter, except as is required in the course of his employment.

               (c) Executive acknowledges and agrees that the sale or unauthorized use or disclosure in writing, orally or by electronic means, of any of Company's trade secrets obtained by Executive during the course of his employment under this Agreement, including information concerning Company's actual or potential work, services, or products, the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Executive promises and agrees not to engage in any unfair competition with Company, either during the term of this Agreement or at any other time thereafter.


                                     3 of 11
Kiwa Bio-tech
Employment Agreement
President and CEO

               (d) Executive further agrees that all files, records, documents, drawings, specifications, equipment, software, and similar items whether maintained in hard copy or on line relating to Company's business, whether prepared by Executive or others, are and shall remain exclusively the property of Company and that they shall be removed from the premises or, if kept on-line, from the computer systems of Company only with the express prior written consent of Company's Board of Directors.

         2.08. SERVICES AS CONSULTANT. Following the employment term or Executive's retirement, and if the employment term has not been terminated for cause, Executive shall make his advice and counsel available to Company for such a period as the parties may mutually agree to. The parties agree that this advice and counsel shall not entail full time service and shall be consistent with Executive's retirement status.

         2.09. USE OF EXECUTIVE'S NAME.

               (a) Company shall have the right to use the name of Executive as part of the trade name or trademark of Company if it should be deemed advisable to do so. Any trade name or trademark, of which the name of Executive is a part, that is adopted by Company during the employment of Executive may be used thereafter by Company for as long as Company deems advisable.

               (b) Executive shall not, either during the term of this Agreement or at any time thereafter, use or permit the use of his name in the trade name or trademark of any other enterprise if that other enterprise is engaged in a business similar in any respect to that conducted by Company, unless that trade name or trademark clearly indicates that the other enterprise is a separate entity entirely distinct from and not to be confused with Company and unless that trade name or trademark excludes any words or symbols stating or suggesting prior or current affiliation or connection by that other enterprise or its Executives with Company.

3.       OBLIGATIONS OF COMPANY.

         3.01. GENERAL DESCRIPTION. Company shall provide Executive with the compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this Agreement.

         3.02. OFFICE AND STAFF. Company shall provide Executive with office space, office equipments, and administrative support suitable to Executive's position and adequate for the performance of his duties.


                                     4 of 11
Kiwa Bio-tech
Employment Agreement
President and CEO

         3.03. INDEMNIFICATION OF LOSSES OF EXECUTIVE. Company shall indemnify Executive for all necessary expenditures or losses incurred by Executive in direct consequence of the discharge of his duties on Company's behalf.

4.       COMPENSATION OF EXECUTIVE.

         4.01.    ANNUAL SALARY.

               (a) As compensation for the services to be performed hereunder, Executive shall receive a salary at the rate of RMB 768,000 (approximately $96,000) per annum, of which RMB600,000 shall be paid in equal monthly installments of RMB50,000 during the period of employment, prorated for any partial employment period, and RMB168,000 shall be paid as an annual performance bonus in three months after each employment year.

               (b) Executive shall receive such annual increases in salary as may be determined by Company's Board of Directors in its sole discretion at its annual meeting.

         4.02. SALARY CONTINUATION DURING DISABILITY. If Executive for any reason whatsoever becomes permanently disabled so that he is unable to perform the duties prescribed herein, Company agrees to pay Executive his monthly installments of salary, payable in the same manner as provided for the payment of salary herein, for a period of up to six (6) months from the date of disability or until the expiration of the employment term provided for herein, whichever occurs sooner.

         4.03. REPAYMENT OF DISALLOWED SALARY. In the event that any portion of the compensation paid by Company to Executive is disallowed as an income tax deduction on an income tax return of Company, Executive agrees to immediately repay to Company the full amount of that portion.

5.       EXECUTIVE INCENTIVES.

         5.01. ANNUAL CASH BONUS BASED ON PERFORMANCE.

               (a) At the beginning of any fiscal year during the employment term as herein provided, Company's Board of Directors shall set forth for Executive goals and objectives to be accomplished by Executive during that year. For the successful completion of all goals and objectives by the end of that year, Executive shall receive a performance bonus provided for in Section 4.01 for his services in addition to any other compensation which he is entitled to receive hereunder. The amount of bonus shall be determined by the Board of Directors. This bonus shall be paid within one month after the annual meeting of the Board of Directors.

               (b) If the employment term is terminated by Company for cause, Executive shall not be entitled to any portion of the annual cash bonus for the fiscal year in which that termination occurs. However, if this Agreement should expire or be terminated for reasons other than cause, Executive shall be entitled to a percentage of the annual cash bonus equal to the percentage of the goals and objectives accomplished.


                                     5 of 11
Kiwa Bio-tech
Employment Agreement
President and CEO

               (c) As additional compensation, Company agrees to grant Executive each year certain number of stock options pursuant to Company's Stock Incentive Plan and the board resolutions on stock option allocation plan each fiscal year. All terms and conditions of Company's Stock Incentive Plan, including but not limited to option grant, exercise and any other items are applicable for Executive as a plan participant.

6.       EXECUTIVE BENEFITS.

         6.01. ANNUAL VACATION. Executive shall be entitled to two (2) week vacation time each year with full pay. Executive may be absent from his employment for vacation only at such times as Company's President shall determine from time to time. If Executive is unable for any reason to take the total amount of authorized vacation time during any year, he may accrue that time and add it to vacation time for any following year or may receive a cash payment in an amount equal to the amount of annual salary attributable to that period.

         6.02. ILLNESS. On completion of one (1) year in the service of Company, Executive shall be entitled to five (5) days per year as sick leave with full pay. Sick leave may not be accumulated or accrued for any following year.

         6.03. EMPLOYEE BENEFIT PROGRAMS. Executive is entitled to participate in any pension, 401(k), insurance or other employee benefit plan that is maintained by Company for its executive officers, including programs of life and medical insurance and reimbursement of membership fees in civic, social and professional organizations

         6.04. INSURANCE. Company shall provide to Executive and pay premiums on Company's group medical insurance policy offered through Company, covering Executive and Executive's dependents.

         6.05. SEVERANCE PACKAGE. If Executive's employment with Company is terminated pursuant to Section 9.03 or 9.04, Executive shall be entitled to three (3) month severance package consisting of Executive's compensation and all benefits as provided for in Sections 4, 5 and 6 and all Executive's remaining unvested options shall vest immediately. Payments shall be made monthly or in a lump sum payment at the Board's sole discretion. In the event severance is paid in a lump sum, the cash amount excluding insurance benefits shall be paid at the present value for the time remaining in the 3-month severance agreement based on the current prime interest rate as charged by the Federal Reserve Bank in New York.


                                     6 of 11
Kiwa Bio-tech
Employment Agreement
President and CEO

7.       BUSINESS EXPENSES.

         7.01. LUMP-SUM ENTERTAINMENT FUND.

               (a) It is understood and agreed by the parties that the services required by Company will require Executive to incur entertainment expenses on behalf of Company. Company hereby agrees to and shall make available to Executive for this purpose the sum of $50,000 per annum, payable in such amounts and at such times as Executive shall request.

               (b) Executive shall, however, furnish to Company adequate records and other documentary evidence required by federal and state statutes and regulations for the substantiation of each such expenditure as an income tax deduction.

         7.02. REIMBURSEMENT OF OTHER BUSINESS EXPENSES.

               (a) Company shall promptly reimburse Executive for all other reasonable business expenses incurred by Executive in connection with the business of Company.

               (b) Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of Company.

               (c) Each such expenditure shall be reimbursable only if Executive furnishes to Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

         7.03. REPAYMENT OF DISALLOWED EXPENSES. In the event that any expenses paid for Executive or any reimbursement of expenses paid to Executive shall, on audit or other examination of Company's income tax returns, be determined not to be allowable deductions from Company's gross income, and in the further event that this determination shall be acceded to by the Company or made final by the appropriate federal or state taxing authority or a final judgment of a court of competent jurisdiction, and no appeal is taken from the judgment or the applicable period for filing notice of appeal has expired, Executive shall repay to Company the full amount of the disallowed expenses.

8.       TERMINATION OF EMPLOYMENT.

         8.01. TERMINATION FOR CAUSE.

               (a) Company reserves the right to terminate this Agreement if Executive willfully breaches or habitually neglects the duties which he is required to perform under the terms of this Agreement; or commits such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of his duties.

               (b) Company may at its option terminate this Agreement for the reasons stated in this Section by giving written notice of termination to Executive without prejudice to any other remedy to which Company may be entitled either at law, in equity, or under this Agreement.


                                    7 of 11
Kiwa Bio-tech
Employment Agreement
President and CEO

               (c) The notice of termination required by this section shall specify the ground for the termination and shall be supported by a statement of all relevant facts.

               (d) Termination under this section shall be considered "for cause" for the purposes of this Agreement.

         8.02. FAILURE TO MEET PROFIT STANDARD.

               (a) If the net operating profits of Company for any annual accounting period of Company shall be less than the net operating profits in the previous fiscal year by 20% percent, Company at its option may terminate this Agreement by giving written notice of termination to Executive.

               (b) The term "net operating profits," as used herein, means the net operating profits after taxes as determined and certified by the independent certified public accountants regularly retained by Company in accordance with sound accounting principles and in accordance with the past accounting practices of Company.

               (c) Termination under this section shall be considered "for cause" for the purposes of this Agreement.

         8.03. TERMINATION WITHOUT CAUSE.

               (a) This Agreement shall be terminated upon the death of Executive.

               (b) Company reserves the right to terminate this Agreement not less than six (6) months after Executive suffers any physical or mental disability that would prevent the performance of his essential job duties under this Agreement, unless reasonable accommodation can be made to allow Executive to continue working. Such a termination shall be effected by giving twenty (20) days' written notice of termination to Executive. Termination pursuant to this provision shall not prejudice Executive's rights to continued compensation pursuant to Section 4.02 of this Agreement.

               (c) Termination under this section shall not be considered "for cause" for the purposes of this Agreement.

         8.04. EFFECT OF MERGER, TRANSFER OF ASSETS, OR DISSOLUTION.

               (a) This Agreement shall not be terminated by any voluntary or involuntary dissolution of Company resulting from either a merger or consolidation in which Company is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of Company.


                                    8 of 11
Kiwa Bio-tech
Employment Agreement
President and CEO

               (b) In the event of any such merger or consolidation or transfer of assets, Company's rights, benefits, and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of Company's assets.

         8.05. PAYMENT ON TERMINATION Notwithstanding any provision of this Agreement, if Company terminates this Agreement, it shall pay Executive an amount equal to six (6) months salary at the then current rate of compensation.

         8.06. TERMINATION BY EXECUTIVE. Executive may terminate his obligations under this Agreement by giving Company at least three (3) months notice in advance.

9.       GENERAL PROVISIONS.

         9.01. NOTICES. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

        To Company:          Kiwa Bio-Tech Products Group Corporation
                             415 West Foothill Blvd, Suite 206 Claremont,
                             California, U.S.A. 91711-2766

                             Room 516, Block A, Tai Li Ming Yuan Building, Jia 1, Waiguanxie Street, Chaoyang District, Beijing, P.R.C


        To Executive:        Wei Li
                             6 Hao Lou, #1805, Dao Xiang Yuan, Hai Dian Qu,
                             Beijing, P.R.C


or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing

         9.02. ATTORNEYS' FEES AND COSTS. If any legal action is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire Agreement.

         9.03. MODIFICATIONS. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.


                                    9 of 11
Kiwa Bio-tech
Employment Agreement
President and CEO

         9.04. EFFECT OF WAIVER. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

         9.05. PARTIAL INVALIDITY. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

         9.06. LAW GOVERNING AGREEMENT. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         9.07. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

         9.08. ADDITIONAL DOCUMENTS. The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

         9.09. SECTION AND PARAGRAPH HEADINGS. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         9.10. ARBITRATION. Except for a claim for equitable relief, any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in Los Angeles County, California (unless the parties agree in writing to a different location), before three arbitrators in accordance with the rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrators. The decision and award made by the arbitrators shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

         9.11. ENTIRE AGREEMENT. This Agreement supersedes any and all other Agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Company, and contains all of the covenants and Agreements between the parties with respect to that employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or Agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other Agreement, statement, or promise not contained in this Agreement shall be valid or binding.

                                    10 of 11
Kiwa Bio-tech
Employment Agreement
President and CEO

IN WITNESS WHEREOF, Company and Executive have executed this Agreement as of the date and year first above written.

COMPANY:                                 EXECUTIVE:
Kiwa Bio-tech Products Group Corp.       Wei Li

/s/ Wei Li                               /s/ Wei Li
-----------------------------            --------------------------------
(Authorized Signature)                   (Signature)

Wei Li, Chairman of Board and CEO        July 31, 2006
-----------------------------            --------------------------------
(Print Name and Title)                   (Date)

July 31, 2006
----------------------------
(Date)


                                    11 of 11
Kiwa Bio-tech
Employment Agreement
President and CEO